Exhibit 23.1

KPMG LLP
Suite 1000
620 S. Tryon Street
Charlotte, North Carolina 28202-1842

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 17, 2023, with respect to the consolidated financial statements of Sonic Automotive, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP

Charlotte, North Carolina
October 3, 2023